Exhibit 5.2

October 30, 2008

KKR & Co. L.P.

9 West 57th Street

New York, New York 10019

Re:          KKR & Co. L.P.

Ladies and Gentlemen:

We have acted as special Delaware counsel for KKR & Co. L.P., a Delaware limited partnership (the “Partnership”), in connection with the matters set forth herein.  At your request, this opinion is being furnished to you.

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

(a)           The Certificate of Limited Partnership of the Partnership, dated as of June 25, 2007 (the “Partnership Certificate”), as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on June 25, 2007;

(b)           The Limited Partnership Agreement of the Partnership, dated as of June 25, 2007, between KKR Management LLC (“KKR Management”), as the general partner, and the Initial Limited Partner (as defined therein);

(c)           A form of Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”), to be entered into among KKR Management, as the Managing Partner (as defined therein), the Organizational Limited Partner (as defined therein), and any other Persons who become Partners (as defined therein) in the Partnership or parties thereto as provided therein;

(d)           Amendment No. 6 to the Registration Statement on Form S-1 / Amendment No. 3 to the Registration Statement on Form S-4, as filed with the Securities and Exchange Commission on October 30, 2008 (the “Registration Statement”), including a related prospectus (the “Prospectus”), relating to the registration by the Partnership of common units representing limited partner interests of the Partnership and contingent value interests of the Partnership (each, a “Contingent Value Interest” and collectively, the “Contingent Value Interests”);

(e)           A form of Contingent Value Interests Agreement, to be entered into between the Partnership and the Trustee (as defined therein), including the form of CVI

• • •

One Rodney Square • 920 North King Street • Wilmington, DE 19801 • Phone: 302-651-7700 • Fax: 302-651-7701 www.rlf.com

Certificate (as defined below) (the “CVI Agreement”);

(f)            The Purchase and Sale Agreement, dated as of July 27, 2008 (the “Purchase and Sale Agreement”), among the Partnership, KKR Private Equity Investors, L.P. (“KPE”), KKR PEI Associates, L.P., KKR Holdings, L.P., KKR Management Holdings L.P., and KKR Fund Holdings L.P.; and

(g)           A Certificate of Good Standing for the Partnership, dated October 30, 2008, obtained from the Secretary of State.

Capitalized terms used herein and not otherwise defined are used as defined in the Partnership Agreement.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (g) above.  In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (g) above) that is referred to in or incorporated by reference into the documents reviewed by us.  We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein.  We have conducted no independent factual investigation of our own but rather have relied as to factual matters solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Partnership Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the admission of partners to, and the formation, operation, dissolution and termination of, the Partnership, (ii) that the Partnership Agreement, the Partnership Certificate, the Purchase and Sale Agreement and the CVI Agreement will be in full force and effect and will not have been amended as of the date the Contingent Value Interests are issued, (iii) except to the extent provided in paragraph 1 below, that each of the parties to the documents examined by us has been duly created, organized or formed, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its creation, organization or formation, (iv) the legal capacity of natural persons who are parties to the documents examined by us, (v) that each of the parties to the documents examined by us (other than the Partnership) has the power and authority to execute and deliver, and to perform its obligations under, such documents, (vi) that each of the parties to the documents examined by us has duly authorized (other than the Partnership), executed and delivered such documents, (vii) that the application of Delaware law to the CVI Agreement would not be contrary to a fundamental policy of a jurisdiction (other than the State of Delaware) which (A) would be the jurisdiction of applicable law in the absence of an effective choice of law, and (B) has a materially greater interest than Delaware in the determination of a particular issue relating to the CVI Agreement, (viii) that the transactions described in, and relating to, the CVI Agreement have a substantial, material and reasonable relationship with the State of Delaware, (ix) that any rate of interest set forth in the CVI Agreement is not greatly in excess of the rate permitted by the general law of the jurisdiction that has the most significant relationship to the transactions contemplated by the CVI Agreement, (x) the receipt by the Partnership of the full consideration due from KPE for the issuance of the Contingent Value Interests, (xi) that the Contingent Value Interests are issued, sold and delivered, and distributed to the holders of Seller Common Units (as defined in the Purchase and Sale Agreement) (each, a “Holder” and collectively, the “Holders”), in accordance with the Partnership Agreement, the CVI Agreement, the Purchase and Sale Agreement and the Registration Statement, (xii) the receipt by each Holder of a certificate, substantially in the form set forth in Article Two of the CVI Agreement and duly executed, authenticated and delivered upon the order of the Partnership (each, a “CVI Certificate” and collectively, the “CVI Certificates”), in accordance with the CVI Agreement, the Purchase and Sale Agreement and the Registration Statement, (xiii) that pursuant to Section 2.01 of the CVI Agreement, each CVI Certificate will contain an express provision to the effect that such CVI Certificate shall be governed by the laws of the State of Delaware, (xiv) that the aggregate number of CVI Certificates authenticated and delivered to the Holders pursuant to the CVI Agreement is less than or equal to the number of Seller Common Units (as defined in the Purchase and Sale Agreement) issued and outstanding immediately prior to the consummation of the Purchase and Sale (as defined in the Purchase and Sale Agreement), except for Contingent Value Interests authenticated and delivered upon registration of transfer, or in exchange for, or in lieu of, other Contingent Value Interests pursuant to Sections 3.04, 3.05, 3.06 or 6.06 of the CVI Agreement, and (xv) that the Security Register (as defined in the CVI Agreement) sets forth the name of each of the Holders.  We have not participated in the preparation of the Registration Statement (except for providing this opinion) and assume no responsibility for its contents, other than this opinion.

This opinion is limited to the laws of the State of Delaware (excluding the securities, blue sky and tax laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto (including the Trust Indenture Act of 1939).  Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder that are currently in effect.  In rendering the opinions set forth herein, we express no opinion concerning (i) the creation, attachment, perfection or priority of any security interest, lien or other encumbrance, or (ii) the nature or validity of title to any property.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.             The Partnership has been duly formed and is validly existing in good standing as a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101, et seq.) (the “Act”).

2.             The CVI Agreement constitutes a legal, valid and binding agreement of the Partnership, and is enforceable against the Partnership, in accordance with its terms.

3.             The Contingent Value Interests have been duly authorized and, when the Contingent Value Interests have been issued to KPE, and duly executed and authenticated CVI Certificates representing such Contingent Value Interests are delivered to the Exchange Agent (as defined in the Purchase and Sale Agreement) and distributed to the Holders, in accordance the Partnership Agreement, the Purchase and Sale Agreement and the CVI Agreement, the Contingent Value Interests will be validly issued.

The opinion expressed in paragraph 2 above is subject to the effect upon the CVI Agreement of (i) bankruptcy, insolvency, moratorium, receivership, reorganization, liquidation and other similar laws relating to or affecting the rights and remedies of creditors generally, (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law), (iii) the law of fraudulent transfer and conveyance, (iv) public policy, including the effect of applicable public policy on the enforceability of provisions relating to exculpation, indemnification, or contribution, (v) applicable law relating to fiduciary duties, and (vi) judicial imposition of an implied covenant of good faith and fair dealing.  We note that transfer restrictions in the CVI Agreement may be subject to Sections 9-406 and 9-408 of the Delaware Uniform Commercial Code, 6 Del. C. § 1-101, et seq.

In rendering the opinion expressed in paragraph 2 above, we express no opinion with respect to (i) provisions of the CVI Agreement to the extent such provisions purport to bind a Person that is not a party to such document, (ii) any right or obligation to the extent that the same may be varied by course of dealing or performance, (iii) the enforceability of any particular provision of the CVI Agreement relating to remedies after an event of default, (iv) Section 8.06 of the CVI Agreement to the extent such provision restricts the ability of a Holder to bring an action against the Partnership, or (v) with respect to the validity, binding effect or enforceability of purported waivers of any statutory or other rights, court rules and defenses to obligations where such waivers constitute waivers of rights by which law, regulation or judicial decision may not otherwise be waived.  We note that payments to Holders by the Partnership under the CVI Agreement may be subject to Sections 17-607 and 17-804 of the Act.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.  In addition, we hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus.  In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.  Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose.

Very truly yours,

/s/ Richards Layton & Finger P.A.
JGL/MVP/ZIS	Richards Layton & Finger P.A.